Calculation of Filing Fee Tables
S-8
NERVGEN PHARMA CORP.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares, no par value per share, not subject to outstanding options	Other	2,545,629	$ 5.24	$ 13,339,095.96	0.0001381	$ 1,842.13
2	Equity	Common shares, no par value per share, subject to outstanding options	Other	8,776,900	$ 1.68	$ 14,745,192.00	0.0001381	$ 2,036.31
Total Offering Amounts:						$ 28,084,287.96		$ 3,878.44
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,878.44
Offering Note
[1]	(1a) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 (the "Registration Statement") shall also cover any additional common shares of the registrant, no par value per share (the "Common Shares") that become issuable with respect to the securities identified in the above table under the registrant's Amended and Restated Stock Option Plan (the "Option Plan") by reason of any share dividend, share split, recapitalization or other similar transaction effected without the registrant's receipt of consideration which results in an increase in the number of outstanding Common Shares. (1b) Represents Common Shares reserved for issuance pursuant to future awards under the Option Plan. (1c) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of US$5.24 per share, which is the average of the high and low prices for the Common Shares of the registrant on January 21, 2026, as quoted on the Nasdaq Capital Market.

[2]	(2a) Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional Common Shares that become issuable with respect to the securities identified in the above table under the registrant's Option Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the registrant's receipt of consideration which results in an increase in the number of outstanding Common Shares. (2b) Represents Common Shares reserved for issuance pursuant to stock options outstanding under the Option Plan as of the date of this Registration Statement. (2c) Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of CAD2.3191 per share, which is the weighted-average exercise price of options to purchase Common Shares outstanding under the Option Plan as of the date of this Registration Statement. The U.S. dollar equivalent of the maximum aggregate offering price per share has been calculated using an exchange rate as of January 21, 2026, as announced by Bank of Canada.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A